Exhibit 2.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WESTWOOD ONE, INC.
The undersigned, [Name of Officer], certifies that [he/she] is the [Title of Officer] of Dial Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
(1) The name of the Corporation is Westwood One, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 21, 1985.
(2) This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Certificate of Incorporation and has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
(3) The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
FIRST: NAME
The name of the corporation is Westwood One, Inc. (the “Corporation”).
SECOND: REGISTERED OFFICE
The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, State of Delaware. The name of its registered agent at such address is Corporation Service Company.
THIRD: PURPOSE
Subject to Clause (b)(i)(C)(2) of Article FOURTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: CAPITAL STOCK
(a) AUTHORIZED CAPITAL STOCK.
(i) The total number of shares of stock that the Corporation shall have authority to issue is 5,035,200,000 shares, consisting of: (1) 5,000,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”); (2) 35,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”); and (3) 200,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges. References to the Common Stock, unless otherwise provided, refer to both the Class A Common Stock and the Class B Common Stock.
(ii) Upon this Amended and Restated Certificate of Incorporation becoming effective (the “Effective Time”), each share of Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified as and converted into one share of Class A Common Stock. Each certificate that previously represented shares of Old Common Stock shall, from and after the Effective Time, represent the number of shares of Class A Common Stock into which the shares of Old Common Stock previously represented by such stock certificate were converted pursuant hereto.
(iii) The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock together with any other class of capital stock of the Corporation entitled to vote thereon in accordance with its terms irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.
(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock shall, upon issue, be validly issued, fully paid and non-assessable.

(b) COMMON STOCK VOTING RIGHTS AND DIRECTORS; DIVIDENDS AND DISTRIBUTIONS; SPLITS; OPTIONS; MERGERS; LIQUIDATION; PREEMPTIVE RIGHTS; CONVERSION.
(i) Common Stock Voting Rights and Directors.
(A) The holders of shares of Common Stock shall have the following voting rights and powers:
(1) Each holder of Class A Common Stock and Class B Common Stock shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock and/or Class B Common Stock, whether voting separately as a class, together as a single class or otherwise. Except as required by applicable law or in connection with a Sale of the Corporation (as hereinafter defined), no vote of any holder of Common Stock shall be required in connection with any matters to be undertaken by the Corporation or its subsidiaries.
(2) Until the third anniversary of the effective date of this Amended and Restated Certificate of Incorporation, the affirmative vote of not less than two-thirds of the outstanding Class A Common Stock (voting as a separate class) shall be required to approve a Sale of the Corporation (as hereinafter defined), unless the price per share of Class A Common Stock in such transaction exceeds $7.78, minus the per share amount of all cash dividends to holders of record after July 30, 2011 and prior to the date of such Sale of the Corporation (subject, in each case, to adjustment based upon stock splits, stock dividends and transactions having similar effects). “Sale of the Corporation” means a sale of all or substantially all of the assets of the Corporation, or a merger, sale of stock or other transaction in which the holders of Common Stock of the Corporation immediately prior to such transaction (excluding any stockholders who are directly or indirectly part of the buying group in such transaction), collectively do not own a majority of the voting securities and a majority of the economic interests of all capital stock of the Corporation immediately following such transaction.
(3) Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.
(B) The number of directors which shall constitute the whole Board of Directors shall initially be nine (9), and shall thereafter be fixed by, or in the manner provided in, the By-Laws of the Corporation. In addition:
(1) Until the later of (x) the date that is eighteen (18) months following the effective date of this Amended and Restated Certificate of Incorporation and (y) the date on which at least 35% of the outstanding shares of Common Stock are freely tradable on the NASDAQ Stock Market or other national securities exchange (the later of (x) and (y), the “Board Trigger Date”), the holders of Class A Common Stock voting together as a separate class shall be entitled to elect three (3) members of the Board of

Directors, at least one (1) of whom shall be an “Independent Director” (as defined by NASDAQ Marketplace Rule 5605(a)(2) or any successor provision), which such Independent Director shall be reasonably acceptable to a majority of the directors elected by the holders of Class B Common Stock; provided, however, that (A) at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock) shall be entitled to elect all members of the Board of Directors (other than any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock); and (B) following the Board Trigger Date (but prior to the events described in (A) above), the holders of Class A Common Stock and Class B Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock or Class B Common Stock, as one class with such holders of shares of Preferred Stock), voting together as a single class, shall be entitled to elect all members of the Board of Directors (other than any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock).
(2) Prior to the Board Trigger Date, the Corporation shall be required to nominate its Chief Executive Officer for election to the Board of Directors at each meeting of stockholders held to elect members to the Board of Directors. The Chief Executive Officer shall be elected to the Board of Directors upon receipt of a plurality of votes of the holders of Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, together as one class with such holders of Preferred Stock), voting together as a single class.
(3) Subject to the proviso in Clause (b)(i)(B)(1) and Clause (b)(i)(B)(2) of Article FOURTH, until the Board Trigger Date, the holders of Class B Common Stock voting together as a separate class shall be entitled to elect each other member of the Board of Directors, at least two (2) of whom shall be Independent Directors, which such Independent Directors shall be reasonably acceptable to a majority of the directors elected by the holders of Class A Common Stock.
(4) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class A Common Stock voting separately as a class shall be filled by majority vote of the remaining director or directors elected by the holders of Class A Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock). Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class B Common Stock voting separately as a class shall be filled by majority vote of the remaining directors so elected by the holders of Class B Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class B Common Stock voting separately as a class; provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, any such vacancies shall be filled by majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, together as one class with such holders of Preferred Stock). Any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of the Chief Executive Officer shall remain vacant until a replacement is elected by the holders of the Common Stock in accordance with Clause (b)(i)(B)(2) of Article FOURTH. The foregoing provisions of this Clause (b)(i)(B)(4) of this Article FOURTH shall not apply to any members of the Board of Directors elected by one or more series of Preferred Stock voting as a separate class.
(C) Until the later of (x) date on which at least 35% of the outstanding shares of Common Stock are freely tradable on the NASDAQ Stock Market or other national securities exchange, and (y) the date on which the Authorized Class B Holders (as defined below) shall cease to own a majority of the outstanding shares of voting securities of the Corporation:
(1) The following actions may not be taken (or agreed to be taken) by the Corporation without the consent of (x) all of the Independent Directors or (y) a majority of the members of the Board of Directors elected by the holders of the Class A Common Stock and a majority of the members of the Board of Directors elected by the holders of the Class B Common Stock: (i) entering into any acquisition or disposition that would require the approval of the Stockholders of the Corporation under the GCL or applicable stock exchange rules (other than a Sale of the Corporation (as defined in Clause (b)(i)(A)(2) of this Article FOURTH) over which the holders of the Class A Common Stock do not have a separate class vote); or (ii) taking any action to liquidate, dissolve or wind up the Corporation; and
(2) The following actions may not be taken (or agreed to be taken) by the Corporation without the consent of a majority of the members of the Board of Directors elected by the holders of the Class A Common Stock and a majority of the members of the Board of Directors elected by the holders of the Class B Common Stock: (i) materially changing the scope of the Corporation’s business operations, which consists of operating in the media industry generally, (ii) filing for bankruptcy, insolvency, receivership or similar proceedings by or against the Corporation; or (iii) amending the By-Laws of the Corporation or the organization documents of any of its material subsidiaries in a manner that is contrary to the terms of this Amended and Restated Certificate of Incorporation.

(3) The following actions may not be taken (or agreed to be taken) by the Corporation without the consent of a majority of the members of the Board of Directors elected by the holders of the Class A Common Stock: (i) amending the By-Laws of the Corporation or the organization documents of any of its material subsidiaries in a manner that (x) materially adversely affects the rights of holders of Class A Common Stock in a disproportionate manner relative to the holders of Class B Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries (including without limitation the issuance of any interests as contemplated by Clause (b)(iv) of this Article FOURTH) and any expansions of the size of the Board of Directors or the boards of directors or managers of any subsidiaries of the Corporation in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) prior to the Board Trigger Date, adversely affects the right of the holders of Class A Common Stock to elect the members to the Board of Directors provided for in Clause (b)(i)(B)(1) of this Article FOURTH or the approval right set forth in Clause (b)(i)(C) of this Article FOURTH of the directors elected by the holders of Class A Common Stock or, prior to the third anniversary of the effective date of this Amended and Restated Certificate of Incorporation, adversely affects the rights of holders of Class A Common Stock to approve a Sale of the Corporation pursuant to Clause (b)(i)(A)(2) of this Article FOURTH; or (ii) the Corporation electing not to pay any amounts as and when owing by the Corporation under that certain Stock Purchase Agreement, dated as of April 29, 2011, between the Corporation and Clear Channel Acquisition LLC (the “Clear Channel SPA”); provided that this subsection (ii) shall not apply (A) at any time after the Guaranty (as defined in the Clear Channel SPA) no longer imposes any payment obligations on the guarantors thereunder; or (B) if the making of such payment would cause a default under any of the Corporation’s or its subsidiaries’ debt obligations.
(4) The following actions may not be taken (or agreed to be taken) by the Corporation without the consent of a majority of the members of the Board of Directors elected by the holders of the Class B Common Stock: (i) amending the By-Laws of the Corporation or the organization documents of any of its material subsidiaries in a manner that (x) materially adversely affects the rights of holders of Class B Common Stock in a disproportionate manner relative to the holders of Class A Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries (including without limitation the issuance of any interests as contemplated by Clause (b)(iv) of this Article FOURTH) and any expansions of the size of the Board of Directors or the boards of directors or managers of any subsidiaries of the Corporation in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) prior to the Board Trigger Date, adversely affects the right of the holders of Class B Common Stock to elect the members to the Board of Directors provided for in Clause (b)(i)(B)(3) of this Article FOURTH or the approval right set forth in Clause (b)(i)(C) of this Article FOURTH of the directors elected by the holders of Class B Common Stock; or (ii) entering into any transaction with Affiliates other than the holders of Class B Common Stock and other than Exempt Transactions.
For purposes of this Clause (b)(i)(C) of this Article FOURTH, (a) “Affiliate” with respect to the Corporation means any person or entity controlling, controlled by or under common control with the Corporation, and such “control” will be presumed if any person or entity owns 10% or more of the voting securities of the Corporation; and (b) “Exempt Transaction” means any of the following transactions with the Corporation or any of its subsidiaries: (x) any transaction undertaken pursuant to the Digital Reseller Agreement, dated as of July 29, 2011 between Triton Media Group, LLC (to be renamed Triton Media, LLC), a California limited liability company, and Dial Communication Global Media, LLC, a Delaware limited liability company, as in effect on the effective date hereof; (y) with the approval of a majority of disinterested directors (which approval would not be required for pre-existing arrangements or for transactions in compliance with clause (z) below), arms-length ordinary course business arrangements with portfolio companies of Oaktree Capital Management, L.P., The Gores Group, LLC and Black Canyon Capital, including, without limitation, ordinary course business arrangements with Townsquare Media, LLC, Grenax Broadcasting, and/or Liberman Broadcasting (and/or their respective Affiliates, subsidiaries or acquirers); or (z) so long as in compliance with the Corporation’s policy, if any, on related party transactions (as approved by the Independent Directors), other de minimis arms-length commercial transactions that have lifetime cost or gross revenue to the Corporation (based on remaining contract duration) that is equal to or less than 0.5% of the Corporation’s annual operating costs or gross revenues for the preceding fiscal year.
(D) Except as otherwise required by applicable law, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class A Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Article FOURTH, Article FIFTH or Article EIGHTH in a manner that (x) materially adversely affects the rights of holders of Class A Common Stock in a disproportionate manner relative to the holders of Class B Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries (including without limitation the issuance of any interests as contemplated by Clause (b)(iv) of this Article FOURTH) and any expansions of the size of the Board of Directors or the boards of directors or managers of any subsidiaries of the Corporation in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) prior to the Board Trigger Date, adversely affects the right of the holders of Class A Common Stock to elect the members to the Board of Directors provided for in Clause (b)(i)(B)(1) of this Article FOURTH or the approval right set forth in Clause (b)(i)(C) of this Article FOURTH of the directors elected by the holders of Class A Common Stock or, prior to the third anniversary of the effective date of this Amended and Restated Certificate of Incorporation, adversely affects the rights of holders of Class A Common Stock to approve a Sale of the Corporation pursuant to Clause (b)(i)(A)(2) of this Article FOURTH;
(E) Except as otherwise required by applicable law, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class B Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Article FOURTH, Article FIFTH or Article EIGHTH in a manner that (x) materially adversely affects the rights of holders of Class B Common Stock in a disproportionate manner relative to the holders of Class A Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries (including without limitation the issuance of any interests as contemplated by Clause (b)(iv) of this Article FOURTH) and any expansions of the size of the Board of Directors or the boards of directors or managers of any subsidiaries of the Corporation in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) prior to the Board Trigger Date, adversely affects the right of the holders of Class B Common Stock to elect the members to the Board of Directors provided for in Clause (b)(i)(B)(3) of this Article FOURTH or the approval right set forth in Clause (b)(i)(C) of this Article FOURTH of the directors elected by the holders of Class B Common Stock;

(F) Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or the By-Laws or required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on the adoption of any Certificate of Designations designating the rights and preferences of any series of Preferred Stock.
(G) Any action required or permitted to be taken at any meeting of any holders of Common Stock and Preferred Stock may be taken without a meeting in accordance with the terms of the By-Laws.
(ii) Dividends and Distributions.
(A) Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause (b)(ii) of this Article FOURTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.
(B) In the case of dividends or other distributions on Common Stock payable in Class A Common Stock or Class B Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock, each class of Common Stock shall receive a dividend or distribution in shares of its class of Common Stock and the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.
(iii) Stock Splits.
The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

(iv) Options, Rights or Warrants.
The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate of Incorporation and as shall be approved by the Board of Directors.
(v) Mergers, Consolidation, Etc.
In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ, but only in a manner substantially similar to the manner in which Class A Common Stock and Class B Common Stock differ, and, in any event, and without limitation, the conversion rights and obligations of the holders of Class B Common Stock and the other relative rights and treatment accorded to the Class A Common Stock and Class B Common Stock in this Clause (b) of this Article FOURTH shall be preserved. To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b)(v) of this Article FOURTH in good faith shall be conclusive and binding on the Corporation and its stockholders.
(vi) Liquidation Rights.
In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock and Class B Common Stock treated as a single class.
(vii) No Preemptive Rights.
The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.
(viii) Conversion of Class B Common Stock.
(A) Shares of Class B Common Stock shall at all times be held only by Authorized Class B Holders (as hereinafter defined). In that regard, each share of Class B Common Stock Transferred (as hereinafter defined) to one or more persons or entities other than Authorized Class B Holders shall automatically convert into one (1) fully paid and non- assessable share of Class A Common Stock upon such Transfer. “Authorized Class B Holders” shall mean any of Triton Media Group, LLC, its Affiliates. “Transfer” shall mean any sale, assignment, gift, pledge, hypothecation, mortgage, exchange or other disposition.

(B) Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the Conversion Trigger Date. “Conversion Trigger Date” means the later of (i) the third anniversary of the effective date of this Amended and Restated Certificate of Incorporation, and (ii) the date upon which both of the following conditions are satisfied: (x) at least 35% of the outstanding shares of Common Stock are freely tradable on the NASDAQ Stock Market or other national securities exchange and (y) the Authorized Class B Holders shall cease to own a majority of the outstanding shares of voting securities of the Corporation.
(C) As promptly as practicable following the surrender of a certificate formerly representing shares of Class B Common Stock that have been converted pursuant to Clause (b)(viii)(A) or (B) of this Article FOURTH, and the payment in cash of any amount required by the provisions of Clause (b)(viii)(F) of this Article FOURTH, the Corporation shall deliver or cause to be delivered at the office of the transfer agent a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected (1) immediately prior to the close of business of the Corporation on the date of Transfer in the case of a conversion under Clause (b)(viii)(A) of this Article FOURTH and (3) immediately prior to the close of business of the Corporation on the Conversion Trigger Date in the case of an automatic conversion under Clause (b)(viii)(B) of this Article FOURTH. At the close of business of the Corporation on the date any such conversion is made or deemed to be effected, except as otherwise provided herein, all rights of the holder of such shares of Class B Common Stock as a holder thereof shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of such date; provided, however, that if any such conversion is made or deemed to be effected on any date when the stock transfer books of the Corporation shall be closed, all rights of the holder of such shares of Class B Common Stock as a holder thereof shall not cease, and the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall not be deemed the record holder or holders thereof, until the opening of business of the Corporation on the next succeeding day on which the stock transfer books are open.
(D) In the event of a recapitalization, reorganization, reclassification or other event as a result of which the shares of Class A Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then a holder of Class B Common Stock shall be entitled to receive upon conversion the same kind and amount of such stock, security, cash and/or other property that such holder would have received if such conversion had occurred immediately prior to the record date or effective date of such event.

(E) No adjustments in respect of dividends shall be made upon the conversion of any shares of Class B Common Stock except as otherwise provided herein; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on such date notwithstanding the conversion thereof.
(F) The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Common Stock shall be made without charge to the holders of such shares for any transfer or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.
(G) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and not available for reissue by the Corporation.
(c) PREFERRED STOCK.
The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:
(i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
(iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or
(iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: REMOVAL OF DIRECTORS
(a) CLASS A COMMON REMOVAL.
Any director elected by the vote of the holders of Class A Common Stock (or directors appointed to fill a vacancy by directors elected by the vote of the holders of Class A Common Stock) voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock) may only be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock).
(b) CLASS B COMMON REMOVAL.
Any director elected by the vote of the holders of Class B Common Stock (or directors appointed to fill a vacancy by directors elected by the vote of the holders of Class B Common Stock) voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class B Common Stock, as one class with such holders of Preferred Stock) may only be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class B Common Stock, as one class with such holders of Preferred Stock).
SIXTH: BY-LAWS
The Board of Directors may from time to time adopt, make, amend, supplement or repeal the By-Laws, except as provided in this Amended and Restated Certificate of Incorporation or in the By-Laws. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH: INDEMNIFICATION; DIRECTOR EXCULPATION
(a) INDEMNIFICATION
The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with the GCL and on the terms set forth in the By-Laws.

(b) DIRECTOR EXCULPATION
No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
EIGHTH: AMENDMENT, ETC.
Subject in each instance to Clauses (b)(i)(D) and (b)(i)(E) of Article FOURTH of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware. All rights, preferences and privileges herein conferred are granted subject to this reservation.
NINTH: CORPORATE OPPORTUNITIES
(a) CERTAIN ACKNOWLEDGEMENTS.
In recognition of the fact that the Corporation, on the one hand, and the Principal Investors (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued corporate and business relations with the Principal Investors (including possible service of directors, officers and employees of the Principal Investors as directors, officers and employees of the Corporation), the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation and its subsidiaries, as they may involve the Principal Investors, and the powers, rights, duties and liabilities of the Corporation and its subsidiaries as well as the respective directors, officers, employees and stockholders thereof.
(b) RENOUNCEMENT OF CERTAIN CORPORATE OPPORTUNITIES.
To the fullest extent permitted by law: (i) the Corporation and its subsidiaries shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its subsidiaries, if such opportunity is one that the Principal Investors has acquired knowledge of or is otherwise pursuing, and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to the Principal Investors; (ii) each member of the Principal Investors shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its subsidiaries, (B) do business with any client or customer of the Corporation or its subsidiaries, or (C) make investments in competing businesses of the Corporation or its subsidiaries, and such acts shall not be deemed wrongful or improper;

(iii) no member of the Principal Investors shall be liable to the Corporation or its subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iv) in the event that any member of the Principal Investors acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or its subsidiaries, on the one hand, and any member of the Principal Investors, on the other hand, or any other Person, no member of the Principal Investors shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation or its subsidiaries and shall not be liable to the Corporation or its subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Principal Investors directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present or communicate such opportunity to the Corporation or its subsidiaries, even though such corporate opportunity may be of a character that, if presented to the Corporation or its subsidiaries, could be taken by the Corporation or its subsidiaries.
(c) CERTAIN DEFINITIONS.
For purposes of this Article NINTH, “Principal Investors” means each of (i) Oaktree Capital Management, L.P., its affiliates and any of their respective managed investment funds and portfolio companies (other than the Corporation and its subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person, and any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions and (ii) any other holder of Common Stock that is an Affiliate of the Corporation as of the date hereof.
(d) SEVERABILITY.
To the extent that any provision of this Article NINTH is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article NINTH.
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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed on [•], 2011.

WESTWOOD ONE, INC.
By:
Name:
Title:

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